CREDIT FACILITY AGREEMENT

JUBILANT CADISTA PHARMACEUTICAL INC.,

AS BORROWER

AND

ICICI BANK LIMITED, NEW YORK BRANCH,

AS LENDER

DATED AS OF FEBRUARY 2, 2012

CREDIT FACILITY AGREEMENT

This CREDIT FACILITY AGREEMENT dated as of February 2, 2012 (the “Agreement”), is made by and between Jubilant Cadista Pharmaceutical Inc., a Delaware corporation (“Borrower”) having its principal offices at 207 Kiley Drive, Salisbury, Maryland 21801, and ICICI Bank Limited, New York Branch, (“Lender” or “Bank”) having its offices at 500 Fifth Avenue, Floor 28, New York, NY 10110.

WITNESSETH:

WHEREAS, the Lender intends to extend a certain loan and credit facility to the Borrower pursuant to terms and conditions of this Agreement and related Credit Documents in the maximum aggregate principal sum of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (the "Maximum Credit Facility Amount").

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein, the mutual benefits to be derived there from and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
GENERAL DESCRIPTION OF THE FACILITY; DEFINITIONS

SECTION 1.01. General Description of the Credit Facility. Subject to and upon the terms and conditions herein set forth, (i) the Bank hereby establishes in favor of the Borrower a revolving credit facility pursuant to which the Bank agrees to make available to the Borrower Revolving Loans in accordance with Article II and other terms of this Agreement and the Credit Documents, (ii) the Bank agrees to issue Letters of Credit, including Standby Letters of Credit at the request of the Borrower, in accordance with Article III and other terms of this Agreement and the Credit Documents, and (iii) the Bank agrees to make available to the Borrower Bill Discounting Facility in accordance with Article IV and other terms of this Agreement and the Credit Documents; provided, that in no event shall the aggregate principal amount of all outstanding Facilities made available by the Lender to the Borrower exceed in the aggregate the Maximum Credit Facility Amount. The obligation of the Bank to make the Facilities available to the Borrower shall be subject to the conditions precedent in Article VII hereof, the terms and conditions of this Agreement and other Credit Documents, and receipt of such other approvals, opinions or documents that the Bank may reasonably request.

SECTION 1.02. Provisions Pertaining to Definitions. For all purposes of this Agreement (except where such interpretations would be inconsistent with the context or the subject matter):

(a)          The expression “this Agreement” means this Credit Agreement (including all of the Schedules and Exhibits annexed hereto) as originally executed, or, if supplemented, amended or restated from time to time, as so supplemented, amended or restated;

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(b)          Where appropriate, words importing the singular only shall include the plural and vice versa, and all references to dollars or “$” shall be United States Dollars;

(c)          Accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP (as hereinafter defined); and

(d)          “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(e)          “material” and “materiality”, and “reasonable” and “reasonability” as used throughout this Agreement shall have meanings as determined by the Bank in its reasonable discretion.

SECTION 1.02. Defined Terms. As used in this Agreement, the following terms have the following meanings and, unless otherwise indicated, terms defined in the singular have the same meaning when used in the plural and vice-versa:

“Advance” means any and all amounts disbursed by the Bank or due from the Borrower under this Agreement, the Note or the other Credit Documents.

“Affiliate” means any Person (a) that directly or indirectly controls, or is controlled by, or is under common control with the Borrower; (b) that directly or indirectly beneficially owns' or holds five percent or more of any class of voting stock of the Borrower or the Parent Company, or (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or Parent Company. The term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings relative to the foregoing.

“Agreement” has the meaning set forth in Section 1.01(a).

“Anti-Terrorism Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.

“Applicable LIBOR Rate" means, (a) with respect to the Revolving Loan, LIBOR plus three and three-fourths percent (3.75%) per annum, and (b) with respect to Bill Discounting Facility, LIBOR plus three percent (3%) per annum.

“Approved Bill Discounting Customers” shall have the meaning set forth in Section 4.01.

“Bank’s Pro Rata Share of Borrower’s Assets” means the product of the following equation: 8.5 divided by 15, and multiplied by the value or amount of the current assets of the Borrower as reflected on its financial statements prepared in accordance with GAAP.

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“Bill Discounting Facility” means credit facilities made available by the Bank for the benefit of the Borrower which can be used by the Borrower for discounting and receiving payment under certain invoices drawn in favor of and payable by the Eligible Trade Customers for meeting Borrower’s working capital requirements.

“Branch Office” means the office of the Bank at 500 Fifth Avenue, 28th Floor, New York, New York 10110 in the United States of America.

“Business Day” means any day excluding Saturday, Sunday and any date that is a legal holiday under the laws of the State of New York and any day on which banking institutions located in such state are authorized by Law or other governmental action to close.

“Collateral” shall have the meaning given to the term in the Security Agreement.

"Closing Date" means the date on which this Agreement is executed by the Borrower and the Bank and all conditions precedent set forth in Article VII of this Agreement have been satisfied.

“Credit Documents” means this Agreement, the Note, the Security Agreement, the Subordination Agreement, the Intercreditor Agreement, Parent Company Undertaking, Ultimate Parent Undertaking and any other document that is termed as such by the Bank, and any and all documents, exhibits, schedules, amendments modifications and supplements delivered in connection herewith or therewith.

“Debt” means (a) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (b) current liabilities in respect of unfunded vested benefits under any plan; (c) obligations under letters of credit issued for the account of any person; (d) all obligations arising under acceptance facilities; (e) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase or repurchase or otherwise acquire, or in respect of which that Person has agreed to supply or advance funds (whether by way of loan, stock or other equity purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable, and (f) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

“Debt Service Reserve Account” has the meaning given this term in Section 9.22.

“Designated Person” means a person or entity: (a) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (b) named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“Disbursement Date” means the date or dates on which Bank disburses any amounts under the Facility to the Borrower or its order pursuant to the terms of this Agreement and other Credit Documents.

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“Dollar” and the sign "$" each mean the lawful currency of the United States of America from time to time.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization of the Borrower determined in accordance with GAAP consistently applied.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events specified in Section 11.01.

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

“Facility” or “Facilities” means the Revolving Loan, Letters of Credit and Bill Discounting Facility as made available by the Bank to the Borrower subject to the terms and conditions of this Agreement and other Credit Documents.

"GAAP" means, with respect to the Borrower and the Parent Company, generally accepted accounting principles in effect from time to time in the United States of America, and with respect to the Ultimate Parent, generally accepted accounting principles in effect from time to time in India.

“Good Accounts Receivable” means accounts receivable of the Borrower excluding (i) the entire amount of accounts receivables, any portion of which is outstanding more than 180 days after billing date, (ii) all amounts due from any Affiliate, including the Parent Company and all subsidiaries of the Parent Company or Borrower, (iii) bad or doubtful accounts, (iv) the amount of any chargeback and other accruals to be set-off on the part of any account debtor, or (v) any accounts which the Bank has advised to be ineligible after the date of this Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, department, ministry, official or other instrumentality of the United States or India or other country or any supra-national organization, or any foreign or domestic state, county, city or other political subdivision, whether legislative, executive, regulatory, administrative or judicial.

“Indemnitee” has the meaning given this term in Section 12.14.

“India” means the Republic of India and its constituent states from time to time and includes where the context so requires, the Government of the Republic of India, the Government of any constituent state thereof and any regulatory agency or authority thereof.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the date hereof, by and among the Bank, the State Bank of India and the Borrower.

“Inventory” means inventory of Borrower created and used in its ordinary course of business consistent with past practices.

“Interest Deficit” has the meaning given this term in Section 6.02.

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“Law” means any federal, state, local or foreign law, statute, code or ordinance or any rule or regulation promulgated by any Governmental Authority.

“LC Commitment” shall mean that portion of the Maximum Credit Facility Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $8,500,000 in the aggregate, less amounts drawn or advanced under, pursuant to or for the Revolving Loan facility, Bill Discounting Facility or any other facility made available to the Borrower by the Bank from time to time.

“LC Disbursement” shall mean a payment made by the Bank pursuant to or with respect to Letters of Credit as per its terms.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit) as required by the Bank or as required for or pursuant to the Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.

“Letter of Credit” or “Letters of Credit” shall mean any letter(s) of credit and/or standby letter(s) of credit issued pursuant to Article III by the Bank for the account of the Borrower pursuant to the LC Commitment.

“LIBOR” (London Interbank Offered Rate) means the rate for deposits in U.S. Dollars for a period of three (3) months that appears on the Dow Jones Telerate Page 3750 as of 11:00 AM, London time, on the day that is two London banking days prior to the applicable interest payment date as per the applicable Note. If such rate does not appear on the Dow Jones Telerate Page 3750, the rate for that adjustment date will be the arithmetic mean of the rates quoted by major banks in London, selected by the Bank for the three (3) month period, as of 11:00 AM, London time, on the day that is two London banking days prior to the applicable interest payment date as per the applicable Note.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction.

“Management Control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

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“Material Adverse Effect” means a material adverse effect on or material adverse change, as determined by the Lender in its sole discretion, in: (a) the condition (financial or otherwise), operations, prospects, properties, performance or business of the Borrower and/or Parent Company and/or the Ultimate Parent, including any such changes resulting from or influenced by a change in Law, any litigation, investigation or proceeding, including pending or threatened litigation, investigation or proceedings, the revocation of any operating licenses, international and/or any national capital markets, loan syndication markets, financial markets or any other external factors; (b) the ability of the Borrower to perform and comply with its obligations under any Credit Document; (c) the validity, legality or enforceability of, or the rights or remedies of the Bank under any Credit Document; or (d) the validity, legality or enforceability of any Lien expressed to be created pursuant to the Security Agreement or on the priority and ranking of any of that Lien.

“Maximum Credit Facility Amount” shall have the meaning given to it in the recital of this Agreement above.

“Maximum Revolving Loan” shall have the meaning set forth in Section 2.01 herein.

“Note” means the promissory note executed by the Borrower in the maximum principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000.00), dated as of the date of this Agreement and payable to the Bank in accordance with its terms.

“Obligations” means (1) the due, punctual and complete performance and repayment of all of the Advances outstanding from time to time in the account of the Borrower with the Bank, all interest accrued thereon, and all other obligations of and amounts payable to the Borrower under this Agreement, the Note, other Credit Documents and with regard to any other transactions whatsoever between the Borrower and the Bank and (2) the performance of all representations, warranties, agreements, covenants and other obligations of the Borrower under this Agreement, the Note and the other Credit Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Parent Company” means Cadista Holding Inc., a Delaware corporation with offices at 207 Kiley Drive, Salisbury, Maryland 21801, and the direct parent company of the Borrower.

“Parent Company Undertaking” means the undertaking given by the Parent Company in favor of the Lender dated on or about the date hereof.

“Permitted Lien” means that certain Lien created in favor of State Bank of India by the Borrower pursuant to the Security Agreement dated February 24, 2010 creating a Lien and security interest on the assets of the Borrower to secure the loan and credit facilities extended by State Bank of India in the maximum principal amount of $6,500,000, and as reflected and perfected by UCC-1 financing statement originally bearing filing number 63448222 filed on September 26, 2006 (as amended and continued from time to time) with the State of Delaware, which Lien and security interest shall rank pari passu with the Lien and security interest of the Lender.

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“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“RBI” means Reserve Bank of India.

“Revolving Borrowing Limit” means the lesser of (a) $8,500,000, and (b) seventy five percent (75%) of the sum (i) Good Accounts Receivable and (ii) Inventory.

“Revolving Loan” means amounts allowed for the purchase of raw materials to be used in the manufacturing process of the Company as a revolving credit facility under Article II of this Agreement and evidenced by and repayable in accordance with the Note and other terms and conditions of this Agreement and other Credit Documents.

“Revolving Loan Termination Date” means the earlier of: (1) the twelfth (12th) month anniversary of the date of this Agreement, (2) the date on which the Bank exercises any of the rights and remedies set forth in Section 11.01 herein or under any other Credit Documents, or (3) on demand by the Bank.

“Security Agreement” means the Security Agreement dated as of the date of this Agreement, executed and delivered by the Borrower to the Bank under the terms of this Agreement.

“State Bank of India” shall mean State Bank of India, New York branch which has presently extended certain loan and credit facilities to the Borrower in the maximum principal amount not to exceed $6,500,000.

“Subordination Agreement” means the Subordination Agreement dated as of the date of this Agreement, executed and delivered by Parent Company and the Borrower in favor of the Bank under the terms of this Agreement.

“Term of the Agreement” means the period from the date of this Agreement through the first year anniversary of the date of this Agreement.

“Ultimate Parent” means Jubilant Life Sciences Limited, a company incorporated and existing under the laws of India and which is the ultimate parent company of the Borrower.

“Ultimate Parent Undertaking” means the undertaking given by the Ultimate Parent in favor of the Lender dated on or about the date hereof.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of the Bank's lien on the assets and properties of the Borrower is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "Uniform Commercial Code" means the Uniform Commercial Code or such other Law as in effect in such other jurisdiction for purposes of the provisions thereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

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“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States, as amended.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements referred to in this Agreement, and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with such principles.

ARTICLE II
AMOUNT AND TERMS OF THE REVOLVING LOAN

SECTION 2.01. Revolving Loans.   The Bank agrees that subject to the terms and conditions of this Agreement, during the Term of the Agreement it shall make available to the Borrower, Revolving Loans in an aggregate amount not exceeding the Revolving Borrowing Limit less any amounts drawn under or due and owing by the Borrower to the Bank under the Letter of Credit facility under or pursuant to Article III, the Bill Discounting Facility under or pursuant to Article IV or under the Revolving Loan facility under or pursuant to this Article II (the “Maximum Revolving Loan”).

SECTION 2.02. Borrower's Agreement.

(a)          Any principal amounts borrowed under the Revolving Loan that the Borrower repays to the Bank may be drawn and re-drawn during the Term of the Agreement by the Borrower, but in any event, all amounts borrowed under the Revolving Loan shall be repaid in full to the Bank on or before the Revolving Loan Termination Date as set forth herein, and pursuant to, the terms of this Agreement and other Credit Documents, unless the Revolving Loan Termination Date is extended by the Bank in its sole discretion.

(b)          Borrower shall pay interest to the Bank on the outstanding Revolving Loan at a rate per annum equal to the Applicable LIBOR Rate in monthly installments on the last day of each calendar month commencing from the calendar month in which the first Disbursement Date occurred; any amount remaining outstanding beyond the date when due, whether at maturity, by notice of prepayment, by acceleration or any breach under any Credit Documents or otherwise, shall bear interest at a default rate per annum equal to two percent (2.00%) above the Applicable LIBOR Rate from the date when due until paid in full; provided, however, for avoidance of doubt, interest at a default rate per annum equal to two percent (2.00%) above the Applicable LIBOR Rate shall be charged from the date of breach or default under any term, condition or provision of any Credit Document (without giving effect to any cure or grace period) until such breach or default is cured as per the terms of the applicable Credit Document. Any change in the interest rate resulting from a change in the Applicable LIBOR Rate shall become effective as of the opening of business on the day on which such change in the Applicable LIBOR Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(c)          Borrower shall be permitted to make drawings under the Revolving Loan by giving no less than three (3) Business Days prior written notice, and such drawings must occur only during the Term of the Agreement. The minimum amount to be drawn at any time under any of the Facilities shall be no less than $500,000.

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SECTION 2.03. Evidence of Indebtedness. The Revolving Loans made under this Agreement shall be evidenced by, and repaid with interest and any other charges in accordance with, this Agreement, the Note and other Credit Documents, and the records of the Bank, which shall constitute prima facie evidence of the amount of the principal, interest and other charges owed as Revolving Loans.

SECTION 2.04. Requests for Borrowings. To request a borrowing, Borrower shall notify Lender of such request in writing (a) not later than 12:00 p.m., Eastern Time, three (3) Business Days before the date of the proposed borrowing. Each such borrowing request shall be irrevocable and shall be in the form attached as Exhibit A and signed by Borrower. Such written borrowing request shall specify the following information in compliance with this Section 2.04: (i) the aggregate amount of the requested borrowing, which in no event shall be less than $500,000 (or the balance of the Revolving Loan facility that is available), (ii) the date of such borrowing, which shall be a Business Day; and (iii) a description of the purpose of such borrowing.

ARTICLE III
LETTERS OF CREDIT; STANDBY LETTERS OF CREDIT

SECTION 3.01. Letters of Credit.

During the Term of the Agreement, the Bank agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit, and (B) the date that is five (5) Business Days prior to the Revolving Loan Termination Date; (ii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment, or (B) the Maximum Credit Facility Amount.

To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Bank irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit as reasonably requested by the Bank. In addition to the satisfaction of the conditions set forth herein, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

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The Borrower shall be irrevocably and unconditionally obligated to pay to and reimburse the Bank for any LC Disbursements paid by the Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Bank prior to 11:00 a.m. three (3) Business Days prior to the date on which such drawing is honored that the Borrower intends to reimburse the Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans and the Borrower reimburses the Bank such amount at least one (1) Business Day prior to the date on which such drawing is to be honored, then Borrower shall be deemed to have timely given a request for borrowing to the Bank to make a Revolving Loan borrowing on the date on which such drawing is honored in an exact amount due to the Bank. In the event the Borrower is unable for any reason to borrow or draw under the Revolving Loan facility, then the Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Bank without presentment, demand or other formalities of any kind, the LC Disbursement amounts paid by the Bank on the date that is the next Business Day after the Bank makes payment under the Letter of Credit.

The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the circumstances, including without limitation the following circumstances:

(a)     Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(b)     The existence of any claim, set-off, defense or other right which the Borrower or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Bank or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(c)     Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect. Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.01, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

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The Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided, that the foregoing shall not be construed to excuse the Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Bank’s willful misconduct or gross negligence in determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Prior to the issuance of any Letter of Credit, the Borrower shall pay the Bank an upfront fee equal to 0.6% p.a. of the face amount of the Letter of Credit for the term of the applicable Letter of Credit.

SECTION 3.02. Types of Letters of Credit and Purpose. The Bank shall at the request of the Borrower make available and issue Letters of Credit that may be usance letters of credit, sight letters of credit and/or standby letters of credit. The purpose for which usance and sight letters of credit may be used by the Borrower shall be only for purchase of raw materials and capital equipment to be used in the manufacturing process of the Borrower in the ordinary course of business, and the purpose for which the standby letters of credit may be used by the Borrower shall be for financing the payment for raw materials and capital equipment to be used in the manufacturing process, provided in no event shall any standby letters of credit be used or issued by the Bank for guarantying any debt raised by the Borrower or any Affiliate of the Borrower.

SECTION 3.03. Applicable Laws. Unless otherwise expressly agreed by the Bank and the Borrower, when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

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ARTICLE IV

BILL DISCOUNTING

SECTION 4.01. Bill Discounting Payments.

(a)          During the Term of the Agreement, the Bank agrees to provide, at the request of the Borrower, a Bill Discounting Facility on the terms and conditions herein set forth; provided, that (i) Borrower shall repay Bank for any Advances made under the Bill Discounting Facility on the earlier of (A) the date that is 120 days after each such Advance is made and (B) the date that is five (5) Business Days prior to the Revolving Facility Termination Date; (ii) the Borrower may not request any Advances under the Bill Discounting Facility, if, (A) the aggregate amount under the Bill Discounting Facility exceeds $8,500,000, less any and all amount made available to Borrower under the Revolving Loan facility under or pursuant to Article II, the Letter of Credit facility under or pursuant to Article III and the Bill Discounting Facility under or pursuant to this Article IV, (iii) the sublimit amount for the Bill Discounting Facility extended with respect to any particular Approved Bill Discounting Customer shall not exceed $4,000,000 in the aggregate, and (iv) the purpose of which this facility shall be used by the Borrower shall be for meeting its working capital requirements.

(b)          the Borrower acknowledges and agrees that the Bank shall make Advances and payments under the Bill Discounting Facility only with respect to good sold and delivered by Borrower to the following customers of the Borrower: Wal-Mart, Mckesson & Mckesson Rx Pack, Walgreens, Cardinal, CVS, Amerisource Bergen, and Kaiser (each, an “Approved Bill Discounting Customer” and, collectively, the “Approved Bill Discounting Customers”).

(c)          Before drawing on the Bill Discounting Facility, the Borrower shall give the Bank irrevocable written notice at least three (3) Business Days prior to the requested date of making a draw under the facility (which shall be a Business Day) and providing the following information and documents: the name of the Approved Bill Discounting Customer, and Borrower shall provide the following additional documentation to the Bank: Packing List, Invoice, Airway bill, if applicable, Certificate of Origin, if applicable, Copy of Bill of Lading or Fedex/UPS tracking number, and Bill of Exchange, and such other information as shall be necessary ore reasonably requested by the Bank.

(d)          The Borrower shall irrevocably and unconditionally be obligated to reimburse and pay the Bank for any Advances made under or pursuant to the Bill Discounting Facility on or prior to 120 days from the date of payment by the Bank to the Borrower under the Bill Discounting Facility, and such obligation of the Borrower to reimburse and pay the Bank in respect of any Advances made by the Bank or any drawing made by the Borrower shall be without presentment, demand or other formalities of any kind.

(e)          The Borrower’s obligation to reimburse payments made by the Bank under the Bill Discounting Facility shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever.

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(f)          Borrower shall pay interest to the Bank on the amounts outstanding under the Bill Discounting Facility at a rate per annum equal to the Applicable LIBOR Rate in monthly installments on the last day of each calendar month commencing from the calendar month in which the Disbursement Date occurred for the Bill Discounting Facility; any amount remaining outstanding beyond the date when due, whether at maturity, by notice of prepayment, by acceleration or any breach under any Credit Documents or otherwise, shall bear interest at a default rate per annum equal to two percent (2.00%) above the Applicable LIBOR Rate from the date when due until paid in full; provided, however, for avoidance of doubt, interest at a default rate per annum equal to two percent (2.00%) above the Applicable LIBOR Rate shall be charged from the date of breach or default under any term, condition or provision of any Credit Document (without giving effect to any cure or grace period) until such breach or default is cured as per the terms of the applicable Credit Document. Any changes in the interest rate resulting from a change in the Applicable LIBOR Rate shall become effective as of the opening of business on the day on which such change in the Applicable LIBOR Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days for the actual number of days.

ARTICLE V

NO DEDUCTIONS

SECTION 5.01. Setoffs. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being waived by the Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisions or final) at any time held by the Bank and other indebtedness at any time owing the Bank to or for the credit or the account of the Borrower against any and all of the Obligation of the Borrower now or hereafter existing under this Agreement, the Note, other Credit Documents or any Advance, irrespective of whether or not the Bank shall have made any demand under this Agreement, the Note or such other Credit Documents and although such Obligation may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including without limitation, other rights of setoff) under Law, equity, contract or otherwise that the Bank may have.

SECTION 5.02. No Deductions. All payments of any amounts due under or in connection with this Agreement, the Note, or any of the other Credit Documents hereunder shall be made by the Borrower to the Bank free and clear of, and without deduction or withholding for, any and all present and future taxes, levies, duties or withholdings of any kind. If any deduction or withholding from any amount payable hereunder or in connection herewith shall be legally required, such amount shall be grossed up and increased by the Borrower as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this paragraph) the Bank shall receive an amount equal to the amount it would have received had no such deductions or withholdings been required. Nothing contained herein shall obligate the Borrower to pay any taxes imposed on or measured by the net income of the Bank imposed by the jurisdiction of the Bank's organization, the United States of America, any State of the United States, any political subdivision thereof or any taxing authority therein.

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SECTION 5.03. Capital Adequacy. In the event of the introduction of, or any change in, any applicable Law or official directive (whether or not having the force of law), or in the interpretation or application thereof by any Governmental Authority or central bank after the date hereof which (a) results in an increase in the cost to the Bank of issuing or maintaining, or which reduces the rate of return on capital of the Bank as a consequence of its obligations with respect to, the credit facilities under this Agreement, the Note or other Credit Documents by reason of reserve, capital adequacy or any other requirements, (b) results in a reduction of amounts otherwise receivable by the Bank from the Borrower of principal, interest or other fees and charges hereunder, or (c) results in the imposition of any tax, levy, impost, fee, charge, withholding or similar requirements of any kind, the Borrower will pay to the Bank upon demand from time to time an amount equal to such actual increased cost or reduction in amounts receivable and/or amounts sufficient to compensate the Bank for such reduction in the rate of return of the Bank provided this is attributable to the Borrower and the Bank may provide information to the Borrower of any such increased cost or reduction in the rate of return of the Bank upon request from the Borrower. The Borrower shall have the right to pay off its obligations if it does not accept the increased costs.

SECTION 5.04. Lender’s Right to Cancel Facility. Notwithstanding anything to the contrary, the Borrower agrees, undertakes and acknowledges that the Bank shall have the unconditional right to reduce or cancel the outstanding undrawn commitments under this Agreement at any time during the existence of the Facility and shall provide prior notice of same to the Borrower.

ARTICLE VI

INTEREST, PAYMENTS, FEES, USE OF FACILITY, ADJUSTMENTS, SECURITY

SECTION 6.01. Interest. The Borrower shall pay interest to the Bank as provided in the Note and this Agreement. Interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

SECTION 6.02. Interest Adjustments. Notwithstanding anything in the Credit Documents to the contrary, if this Agreement, the Note or the Credit Documents would at any time otherwise require payment to the Bank of an amount of interest in excess of the maximum amount then permitted by Law, such interest payments to the Bank shall be reduced to the extent necessary so as to ensure that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under the Note in an amount less than the amount otherwise provided, such deficit (the “Interest Deficit”) will cumulate and will be carried forward until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under the Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by the Law.

SECTION 6.03. Method of Payments.

(a)          The Borrower shall make each repayment of principal under this Agreement, the Note or any other Credit Documents to the Bank at the Branch Office in Dollars in immediately available funds by no later than the close of business in New York City on the date when due. The Borrower, hereby irrevocably authorizes the Bank, if and to the extent any payments of principal are not made when due under this Agreement, to charge any amount so due from time to time against any account of the Borrower, with the Bank.

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(b)          The Borrower shall make each payment of interest under this Agreement, the Note or any other Credit Documents to the Bank at the Branch Office in Dollars in immediately available funds as set forth in this Agreement and the Note, in an amount sufficient to pay all unpaid interest, if any, accrued as of the date of payment. The Borrower, hereby irrevocably authorizes the Bank to charge any account of the Borrower with the Bank to the extent the Borrower fails to pay such amounts.

(c)          Whenever any payment to be made under this Agreement shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and any resulting extension of time shall in such case be included in the computation of the payment of interest.

SECTION 6.04. Mandatory Prepayment. (a) The Borrower shall in writing inform the Bank of receipt of any insurance proceeds in excess of $500,000 that the Borrower receives with respect to any Collateral that has been damaged or destroyed within three (3) Business Days of receipt of such insurance proceeds. Within three (3) Business Days of receipt of such notice by the Bank, the Bank shall instruct the Borrower to, and the Borrower shall either (a) promptly pay to the Bank an amount equal to the lesser of (y) the sum of the aggregate principal outstanding under the Agreement, Note and other Credit Documents together with all interests and charges, if any, accrued on any amount prepaid under the Agreement, Note or other Credit Documents, and (z) such insurance proceeds, or (b) use the insurance proceeds to replenish the Collateral. If the Borrower does not use the insurance proceeds to replenish the Collateral within ninety (90) days notice from the Bank, the Borrower shall immediately pay to the Bank the lesser of (y) the sum of the aggregate principal outstanding under the Agreement, Note and other Credit Documents together with all interests and charges, if any, accrued on any amount prepaid under the Agreement, Note or other Credit Documents, and (z) such insurance proceeds.

(b)          any such mandatory prepayments described in sub-section (a) of this Section 6.04 shall first be applied against the last borrowing request made pursuant to this Agreement, and shall be subject to the same notification and other requirements as voluntary prepayments set forth in this Agreement.

SECTION 6.05. Processing Fees, Commission and Expenses.

(a)          The Borrower shall pay to the Bank on or prior to the date of execution of this Agreement a processing fee of $63,750. The Borrower hereby irrevocably authorizes the Bank to charge any account of the Borrower with the Bank or to pay itself the amount of such processing fee by reducing the amount to be disbursed under this Agreement and Note to the extent the Borrower fails to pay such amounts.

(b)          The Borrower shall pay to the Bank commitment fees, which shall accrue as follows on the daily amount of the unused Maximum Credit Facility Amount during the Term of the Agreement, and such fees shall be paid by the Borrower to the Bank within three days of the end of each calendar quarter:

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(i) 0.40% of the unutilized Maximum Credit Facility Amount, if the unutilized Maximum Credit Facility Amount is $5,000,000.00 or greater; or

(ii) 0.15% of the unutilized Maximum Credit Facility Amount, if the unutilized Maximum Credit Facility Amount is less than $5,000,000.00, but greater than or equal to $2,000,000.00.

SECTION 6.06. Costs and Expenses. On the Closing Date, the Borrower shall pay to the Bank all costs and expenses further described under Section 12.05 that have been incurred through the Closing Date, including, without limitation, the fees and disbursements of Wiggin & Dana LLP, counsel to the Bank, incurred in the preparation and negotiation of the Credit Documents.

SECTION 6.07. Application of Payments. All amounts received by the Bank from the Borrower relative to the Agreement and the Note shall be applied, regardless of any designations to the contrary, at the discretion of the Bank in the event of occurrence of an Event of Default.

SECTION 6.08. Security. As security for the Advances and Obligations, the Borrower shall, among other things, execute and deliver to and in favor of the Bank the Security Agreement.

SECTION 6.09. Voluntary Prepayment. Borrower may make voluntary prepayments of the principal amount due anytime during the term of this Agreement.

SECTION 6.10.  Maximum Credit Facility Amount. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, in no event shall the Bank be obligated to make an Advance in excess of the Maximum Credit Facility Amount.

SECTION 6.11. Illegality. If, at any time it becomes or will become unlawful or contrary to any regulation in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Facility:

(a)          the Bank shall promptly notify the Borrower upon becoming aware of that event;

(b)          upon the Bank notifying the Borrower, the Facility will be immediately cancelled; and

(c)          the Borrower shall immediately repay the Facility to the Bank on the date specified by the Bank in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by Law, as the case may be).

SECTION 6.12. Compliance. The Facilities made available by the Bank to the Borrower shall during the Term of the Agreement be subject to compliance with all applicable laws and regulations of the Federal Reserve, Office of Comptroller of Currency, Foreign Exchange Management Act, Reserve Bank of India rules and regulations and the laws, rules and regulations of India, United States of American and any other applicable jurisdiction.

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ARTICLE VII
CONDITIONS PRECEDENT

SECTION 7.01. Conditions Precedent to Initial Advance. The obligation of the Bank to allow the Advance under this Agreement to the Borrower is subject to the conditions precedent that the Bank shall have received on or prior to the Closing Date each of the following, in form and substance satisfactory to the Bank and its counsel:

(a)          Promissory Note. Note duly executed by the Borrower for Eight Million Five Hundred Thousand Dollars ($8,500,000.00) and dated as of the date of this Agreement;

(b)          Security Agreement. The Security Agreement duly executed by the Borrower together with acknowledgment copies of the financing statements duly filed under the Uniform Commercial Code of all jurisdictions to perfect the security interest created by the Security Agreement;

(c)          Corporate Resolution of the Borrower. The Corporate Resolution or Written Consent of the Board of Directors of the Borrower duly executed by all the Directors of the Borrower, authorizing the execution and delivery of this Agreement and all Credit Documents, and performance of its obligations thereunder;

(d)          Processing Fee. Processing fee as set forth in Section 6.05;

(e)          Costs and Expenses. All costs and expenses further described under Section 12.05 invoiced to the Borrower through the Closing Date, including, without limitation, the fees and disbursements of Wiggin & Dana LLP, counsel to the Bank, incurred in the preparation and negotiation of the Credit Documents,

(f)          Formation Documents of the Borrower. Certified copies of the most current version of the Borrower’s Certificate of Incorporation and By-Laws;

(g)          Good Standing. Borrower shall have furnished a Certificate of Borrower’s Good Standing from each of the states of Delaware, Maryland, Pennsylvania, and each other state in which Borrower is qualified to do business;

(h)          Legal Opinion of the Borrower. A legal opinion or opinions from the Borrower’s counsel under the laws of the jurisdiction of incorporation of the Borrower and under New York law related to this Agreement and the other Credit Documents, which shall be satisfactory in form and substance to the Bank and its counsel;

(i)           Due Diligence. If requested, Borrower shall provide the Bank with all information and documents requested by the Bank to allow the Bank to have completed its due diligence on the assets and properties of the Borrower and the Parent Company and on the Borrower and Parent Company, including due diligence in connection with the Bank’s obligations under its policies and applicable law related to knowing once customer, and the results of such due diligence findings shall be to the satisfaction of the Bank in its sole and absolute discretion. The cost of each such due diligence shall be for the Borrower’s account;

(j)           Approvals and Consents. The Borrower shall have obtained and submitted to the Bank any and all consents or approvals which may be required by or from any Governmental Authorities (domestic or foreign) and/or from any other Person;

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(k)          Incumbency of Officers. A certificate of an officer of Borrower certifying to the incumbency and signatures of all officers of Borrower who are authorized to execute this Agreement, the Note and the Credit Documents;

(l)          Undertakings of Parent Company and Ultimate Parent Company. The Parent Company and Ultimate Parent shall have executed and delivered to the Bank the Parent Company Undertaking and Ultimate Parent Undertaking;

(m)         Subordination Agreement. The Subordination Agreement duly executed by the Parent Company and the Borrower in favor of the Bank.

(n)          Intercreditor Agreement. The Intercreditor Agreement duly executed by the Borrower and State Bank of India, and any related amendments to UCC-1 financing statements filed by State Bank of India to reflect the execution of the Intercreditor Agreement and Bank’s first priority pari-passu security interest and lien on the assets of the Borrower along with State Bank of India.

(o)          Borrower’s Certificate. Certificate from an officer of the Borrower providing confirmations, in form and substance satisfactory to the Lender, including the accuracy of documents and absence of default, specimen signatures, payment of stamp duty and other taxes, if any, completion of requisite filings and registration;

(p)          Know Your Customer Requirements. Provide all materials reasonably requested by the Bank in connection with its “Know Your Customer” due diligence requirements;

(q)          Other Miscellaneous Documents, etc. The Bank shall have received such other approvals, opinions or documents that the Bank may reasonably request, which shall be in a form and substance satisfactory to the Bank.

SECTION 7.02. Conditions Precedent to Advance. At the time of the Advance under the Revolving Loan, the Borrower shall be in compliance with all of the provisions, warranties, representation, agreements and covenants contained in this Agreement and other Credit Documents with which it is to comply and there shall be no breach under the Parent Company Undertaking or Ultimate Parent Undertaking; there shall exist no Event of Default; and Lender shall have received a certificate signed by a duly authorized officer of Borrower in the form attached hereto as Exhibit B dated the date of such Advance.

ARTICLE VIII

REPRESENTATION AND WARRANTIES

The Borrower represents and warrants to Lender, as of the Closing Date and each Disbursement Date, which representations and warranties shall survive the execution and delivery of this Agreement and other Credit Documents, as follows:

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SECTION 8.01. Incorporation, Good Standing and Due Qualification.         The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Borrower is fully qualified to do business wherever such qualification is necessary and has full power and authority, corporate and otherwise, to enter into this Agreement and Credit Documents required hereunder on its behalf and to carry on its business as it is now being conducted and to own the property and assets it now owns. The Borrower is presently qualified to do business only in the States of Maryland and Pennsylvania. The Borrower has no subsidiaries.

SECTION 8.02. Corporate Power and Authority. The execution, delivery, and performance by the Borrower of the Credit Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of such corporation; (b) contravene such corporation's certificate of incorporation or bylaws; (c) violate any provision of any Law (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such corporation; (d) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (e) result in or require the imposition of any Lien upon or with respect to any of the properties now owned under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

SECTION 8.03. Legally Enforceable Agreement. This Agreement is, and each of the other Credit Documents to which it is a party when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar Laws affecting creditors' rights generally.

SECTION 8.04. Consents, Approvals and Compliance with Laws.

(a)          No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required on the part of the Borrower for the due execution, delivery and performance by it of this Credit Facility Agreement and of the other Credit Documents, except such as have been already obtained.

(b)          The Borrower is not in violation in any respect of any applicable Laws, and is not in violation of any Anti-Terrorism Laws, and has not been notified by any Governmental Authorities of any violation or investigation with respect to any such applicable Laws.

SECTION 8.05. Financial Statements. The financial statements and balance sheet of the Borrower for the fiscal year ended March 31, 2011 and the accompanying footnotes are complete and correct and fairly represent the financial condition of the Borrower as at such dates and the results of the operations of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year end adjustments in the case of the interim financial statements), and since the beginning of the current fiscal year that there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Borrower. There are no liabilities of the Borrower, fixed or contingent, that are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the beginning of current fiscal year. No information, exhibit, or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not misleading. No Material Adverse Effect has occurred since April 1, 2011.

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SECTION 8.06. Other Agreements. The Borrower is not, nor shall be, without the Bank's prior consent, a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument or subject to any charter or corporate restriction that could have a Material Adverse Effect on the business, properties, prospects, assets, operations to conditions, financial or otherwise of the Borrower or the ability of the Borrower to carry out its obligations under the Credit Documents. The Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business.

SECTION 8.07. Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower or Parent before any court, governmental agency, or arbitrator that may, in any one case or in the aggregate, materially adversely affect the financial condition, operation, properties, business or prospects of the Borrower or Parent or the ability of the Borrower to perform its obligations under the Credit Documents and the Borrower is not aware of any facts and circumstances that would result in any of the foregoing, except as disclosed in the financial statements provided pursuant to Section 8.05.

SECTION 8.08. No Default on Outstanding Judgments or Orders. The Borrower has satisfied all judgments against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, board, or bureau, domestic or foreign.

SECTION 8.09. Ownership and Liens. Borrower has good and marketable title to all of the property and assets owned by it, and all such property and assets are free and clear of any Liens, except for the Permitted Lien. The Borrower has all legal right, title and ownership interest in the Collateral necessary to create and grant a security interest and lien in and to the Collateral as per the terms of the Security Agreement. Except for the Permitted Lien, there are no Liens on any assets or properties of the Borrower. Borrower enjoys peaceful and undisturbed possession under all leases under which it is lessee that are material to the conduct of the business of Borrower and all of such leases are valid, subsisting and in full force and effect in accordance with their terms. None of such leases contains any provision restricting incurrence of Indebtedness by Borrower or any provision that materially adversely affects or in the future might materially adversely affect the business of Borrower.

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SECTION 8.10. Operation of Business. The Borrower possesses all licenses, permits, other governmental authorizations, franchises, patents, copyrights, trademarks and trade names, or rights thereto, necessary to conduct its business as it is now conducted and as it is proposed to be conducted, all such licenses, permits, and authorizations are valid and in full force and effect and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.

SECTION 8.11. Taxes. The Borrower has filed all tax returns required to be filed and has paid all taxes, assessments, governmental charges and levies thereon to be due, including interest and penalties.

SECTION 8.12. Compliance with Environmental Laws.

(a)          The Borrower has complied in all material respect with, is currently in compliance in all material respects with and will continue to be in compliance in all material respects with all environmental Laws, orders or decrees of every Governmental Authority, including without limitation every state, federal or local environmental Law applicable to it.

(b)          No solid or hazardous or toxic wastes or hazardous substances (as defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resources Conservation and Recovery Act and the Super Fund Amendments and Reauthorization Act of 1986, as amended, or under any successor or similar Law or any applicable state or local Law), are processed, discharged, stored, treated, disposed of or managed at any facility owned, leased or operated by the Borrower, at the request or behest of the Borrower or at any facility owned, leased or operated by the Borrower, at the request or behest of the Borrower or at any adjoining site, so as to require license, permit or authorization of any type from any Governmental Authority for which the failure to have same would be material to the Borrower. No governmental or private action to enforce environmental or pollution control Laws have been initiated against the Borrower or against or with respect to any facility of the Borrower.

(c)          There is not pending against the Borrower before any Governmental Authority any action, suit or proceeding that is based on alleged damage to health caused by any hazardous or toxic substance or by any waste or by-product thereof.

SECTION 8.13. Labor Relations. No work stoppage that could materially adversely affect the business, financial position, results of operations or prospects of the Borrower has occurred or is continuing or, to the knowledge of the Borrower, is threatened, and no material union representation questions exist with respect to the employees of the Borrower. There are not charges of unfair labor practices pending or, to the knowledge of the Borrower, threatened before any Governmental Authority, nor are there any pending labor negotiations or union organization efforts, involving or affecting employees of the Borrower. To the extent that there is a work stoppage that could materially adversely affect the business, financial position, results of operations or prospects of the Borrower, or there are any charges of unfair labor practices pending or, to the knowledge of the Borrower, threatened before any Governmental Authority, Borrower shall provide written notice to the Bank within five (5) Business Days of such stoppage, or of learning of such charge or threat.

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SECTION 8.14. Application of Funds. The Borrower further represents and warrants that any funds or loans made available to it pursuant to this Credit Facility Agreement shall not be used, wholly or partially, to finance transactions relating to clients, customers, importers or exporters who appear on any list of the Office of Foreign Assets Control of the Department of the Treasury of the United States of America, Financial Action Task Force on Money Laundering or on any control list or list of designated nationals of a similar nature. Further, neither the Borrower nor any of its Parent Company or of its subsidiaries or any of their respective agents acting or benefiting in any capacity in connection with the Agreement is a Specially Designated National under the sanctions administered by Office of Foreign Assets Control("OFAC") and shall not use the Facility in any transaction with / for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC, including, without limitation, those implemented by regulation codified in Subtitle B, Chapter V of Title 31, U.S. Code of Federal Regulation. Borrower is neither in violation of any Anti-Terrorism Law; nor a Designated Person; nor does Borrower deal in any property or interest in property blocked pursuant to any Anti-Terrorism Law.

SECTION 8.15. No Immunity. Neither the Borrower nor the Parent enjoys immunity (statutory, common law or otherwise) from suit and asset attachment of any nature whatsoever.

SECTION 8.16. Financial Business. Neither the Borrower nor Parent Company is in the business of providing financial services.

SECTION 8.17. Solvency. The Borrower is solvent and there is no obligation to pay any type of duties, stamp taxes or registration charges on or related to this Agreement and the other Credit Documents, and if payable has paid such duties, stamp taxes and registration charges as of the date of this Agreement.

SECTION 8.18. Ownership. The Borrower is a wholly owned direct subsidiary of the Parent Company and will during the existing and continuation of the loans and credit facilities extended under this Agreement be a wholly owned subsidiary of the Parent Company. The Borrower does not have any direct or indirect subsidiary nor has it made any investments in any joint venture or any other Person. As of the date of this Agreement, the Ultimate Parent holds an equity interest in the Parent Company of approximately 82.38%.

SECTION 8.19. Employee Benefit Plans. With respect to any employee pension benefit plan (as defined by Section 3(2) of ERISA) established, maintained by, or in which the Borrower is participating (i) such plan is a qualified plan under Section 401 of the Internal Revenue Code of 1986, and has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) no condition (financial or otherwise) exists and no event has occurred that would subject such plan to termination pursuant to Section 4042 of ERISA; and (iii) Borrower has not incurred any liability to the Pension Benefit Guaranty Corporation other than for premiums not yet due and payable.

SECTION 8.20. Adverse Contracts; Defaults. Borrower is not a party to any agreement or instrument or subject to any certificate of incorporation or By-laws provisions or other company restriction materially adversely affecting its business, properties or assets, operations, condition (financial or otherwise) or prospects. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

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SECTION 8.21. Due Inquiry. To the best knowledge of the Borrower after due inquiry and diligence, no information, exhibit or report furnished by Borrower to Lender in connection with this Agreement contained or contains any misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact known to Borrower that materially adversely affects or in the future could, so far as Borrower can now reasonably foresee, have a Material Adverse Effect that has not been set forth in this Agreement or in the Exhibits hereto. The Borrower agrees to cooperate with the Bank in complying with any additional representations and warranties which the Bank may request prior to the Disbursement Date.

SECTION 8.22. Insurance. All of the properties and operations of Borrower of a character usually insured by Persons of established reputation engaged in the same or similar businesses similarly situated are adequately insured, by financially sound and reputable insurance companies, against loss or damage of the kinds and in amounts customarily insured against by such Persons which in any event shall be sufficient to cover the entire value of the Borrower’s inventory and Collateral and Borrower carries, with such insurers in customary amounts, such other insurance, including comprehensive and general liability insurance, product liability and insurance on its inventory whether at the Borrower’s premises or in transit, all as is usually carried by Persons of established reputation engaged in the same or similar businesses similarly situated.

SECTION 8.23. Security Interests. After giving effect to the transactions to occur on the Closing Date, Lender will have a perfected, first priority security interest in all of the Collateral subject to no other Liens, except the Permitted Lien, and the Bank’s Lien and security interest shall rank pari passu with the Lien and security interest of State Bank of India.

SECTION 8.24. Events of Default. There does not exist any Event of Default hereunder or any other Credit Document or under its existing facility with SBI.

SECTION 8.25. Investments; Guarantees. Other than as set forth in Schedule 8.25 to this Agreement, Borrower has made no investments in, advances in or guarantees of the obligations of any Person.

SECTION 8.26. Directors and Officers. No director, managing agent, officer, manager, promoter, guarantor, or employee of the Borrower or of a subsidiary/holding company/parent of the Borrower:

(a)          is a director of the Bank, and no director of Bank holds substantial interest in the Borrower or a subsidiary/ holding company/ parent of the Borrower. None of the directors of the Borrower, is a director of a banking company ( as defined under the Indian Banking Regulation Act, 1949) or specified near relation (as specified by Reserve Bank of India) of a director of a banking company or a near relative of any senior officer of the Bank.

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(b)          is on any (i) caution list or specific approval list or other similar list created or maintained by the Export Credit Guarantee Corporation of India Limited; (ii) defaulters or willful defaulters list or other similar list created or maintained by the RBI, any other credit information company or the Credit Information Bureau (India) Limited; (iii) defaulters list or other similar list created or maintained under or pursuant to the provisions of the Conservation of Foreign Exchange and Prevention of Smuggling Activities Act, 1974; or (iv) defaulters list or other similar list of Bank.

(c)          is disqualified to hold the office of director pursuant to or under any applicable law or legislation in any jurisdiction.

SECTION 8.27. Representations Not Misleading. None of the representations or warranties made by the Borrower in this Agreement or in any other Credit Documents, or document or certificate furnished by the Borrower pursuant to this Agreement or any other Credit Documents, when all such documents are read together in their entirety, contains or will contain at the Closing Date or the date on which the Advance is made, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IX
AFFIRMATIVE COVENANTS

So long as the Note shall remain unpaid or any indebtedness remains outstanding under this Agreement, Note or any other Credit Documents, the Borrower will:

SECTION 9.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a corporation in each jurisdiction in which such qualification is required.

SECTION 9.02. Maintenance of Records. Maintain, keep and preserve adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

SECTION 9.03. Maintenance of Properties and Assets. Borrower shall maintain keep and preserve all of its Collateral, necessary or useful in the proper conduct of their business in good working order and condition, and shall not permit any action or omission that might materially impair the value thereof, ordinary wear and tear excepted.

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SECTION 9.04. Inspection of Assets and Properties and Related Records. Maintain, keep and preserve with respect to the properties and assets accurate records that are as complete and comprehensive as those customarily maintained by others engaged in similar or same business following good corporate governance and practices and make available to the Bank or its representatives, on the Bank's advance written request, all books, records, contracts, notes and all other information and data of every kind relating to its business and its properties and assets. The Bank shall have the right to examine all such books, records, contracts and other information and to make abstracts therefrom or copies thereof at any time and from time to time upon reasonable advance notice to the Borrower. At any time or times that the Bank may reasonably request in advance, the Borrower will, at its cost and expense, prepare in a list or lists in such form as shall be satisfactory to the Bank, certified by duly authorized officers, describing the Collateral in such detail as the Bank shall require and specifying the location of such assets and properties and the records pertaining thereto, and permit the Bank to inspect such assets and properties or any part thereof, once in every quarter, at Borrower's cost and expense at such place as the assets and properties may be held or located or at such other reasonable place chosen by the Bank, provided, that if an Event of Default has occurred and is continuing, the Bank shall be entitled to conduct such inspections as frequently and at such times as the Bank determines in its sole discretion.

SECTION 9.05. Conduct of Business. Borrower shall continue to conduct in an efficient and economical manner a business of the same general type as conducted by the Borrower on the date of this Agreement.

SECTION 9.06. Maintenance of Insurance.

(a)          Borrower, at its own cost and expense, shall

(i)          maintain insurance against loss or damage to the Collateral (whether located at Borrower’s premises or while in transit), with responsible and reputable insurance companies or associations satisfactory to the Bank in such amounts and covering such risks, including, without limitation, fire, comprehensive and general and automobile liability, property damage, inventory, workers' compensation, and miscellaneous equipment floaters, and for such terms as are usually carried by corporations engaged in similar businesses;

(ii)         the insurance policies insuring the inventory shall be at least equal to the value of the Borrower’s inventory (whether located on Borrower’s premises or while in transit); and

(iii)        cause its comprehensive, general liability and umbrella insurance policies issued or maintained pursuant to this Section to name the Borrower as named insured and the Bank as loss payee without the Bank being liable for premiums or other costs or expenses; and

(b)          Prior to the expiration of each such insurance policy, the Borrower shall furnish the Bank with evidence satisfactory to the Bank of the payment of premiums and the reissuance of a policy continuing insurance in force as required by this Agreement and shall furnish to the Bank the certificate of insurance to that effect. All such policies or certificates shall contain a provision that such policies will not be subject to cancellation or material adverse amendment, including without limitation, any amendment reducing the scope of limits of coverage, without at least thirty days prior written notice by certified or registered mail to the Bank.

(c)          Attach or cause to be attached to all insurance policies required to be furnished by the Borrower pursuant to this Section, a lender's loss payable endorsement or its equivalent, or a loss payable clause acceptable to the Bank, for the benefit of the Bank; and

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(d)          Observe and comply with the requirements of all policies of insurance required to be maintained in accordance with this Agreement and perform and satisfy the requirements of the companies writing such policies so that at all times companies of good standing satisfactory to the Bank shall be willing to write and to continue such insurance; and

(e)          Upon request by the Bank, furnish the Bank with a certificate of an officer of the Borrower, containing a detailed list of the insurance policies of the Borrower required by or referred to in this Section, then outstanding and in force; and

(f)          To the extent the Borrower fails to maintain any insurance policies that are required by and are satisfactory to the Bank, the Bank may obtain such insurance policies on the Borrower’s behalf and the Borrower shall promptly pay on demand any moneys expended by the Bank to obtain such insurance policies. To the extent the insurance policies are not sufficient in value or coverage to cover the assets and properties (including inventory) of the Borrower, the Borrower shall on demand by the Bank pay to the Bank any shortfall in insurance coverage. To the extent the Borrower fails to pay on demand any amounts required to cover the shortfall in the insurance coverage, the Borrower hereby authorizes the Bank to consider it as a drawing under the Revolving Loan and Borrower shall pay the interest and such other charges as required by the Bank in connection therewith.

SECTION 9.07. Compliance with Laws. Borrower shall comply in all respects with all applicable Laws, including, without limitation, environmental Laws, Anti-Terrorism Laws and paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property unless such taxes, assessments and governmental charges are being diligently contested, in good faith, by the Borrower, except where such failure to comply, in each case, has no material effect on the Borrower.

SECTION 9.08. Right of Inspection. Borrower shall at its sole cost and expense, upon written request by the Bank, permit the Bank or any agent or representative thereof to examine, audit and make copies of and abstracts from the records and books of account of, and visit the properties of the Borrower and to discuss the affairs, finances, inventory, receivables and accounts of the Borrower with any of its officers, directors and independent accountants.

SECTION 9.09. Reporting Requirements. Furnish to the Bank:

(a)          Annual Financial Statements of Borrower. Borrower shall furnish to Lender as soon as available, but in any event within 90 days after the close of each fiscal year, the following annual financial statements of Borrower, which shall have been prepared in accordance with GAAP and audited by a reputable independent certified public accountants of recognized standing: consolidated balance sheet of Cadista Holdings Inc, as of the end of such fiscal year, and consolidated statements of income, stockholders’ equity and changes in financial position for such fiscal year.

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(b)          Quarterly Financial Statements of Borrower. Borrower shall furnish to Lender, within 45 days after the end of each quarter of each fiscal year, consolidated balance sheet of Cadista Holdings Inc as of the end of such quarter, and consolidated statements of income, stockholders’ equity and changes in financial position for such quarter. Such financial statements may be unaudited, but shall be prepared in accordance with GAAP and shall be certified to such effect, subject to normal year-end adjustments, by an authorized officer of the Borrower, who shall certify that such financial statements fairly present in all material respects the financial condition and the results of operations of Borrower as of the date and for the periods set forth therein.

(c)          Monthly Borrowing base statements of Borrower. Borrower shall furnish to Lender, within 20 days after the end of each month of each fiscal year, statements of Inventory, book debts and account receivables, and an aging summary of accounts receivable for the previous month, all in a format acceptable subject to the direction of the Bank. Such financial statements may be unaudited, but shall be prepared in accordance with GAAP and shall be certified to such effect, subject to normal year-end adjustments, by an authorized officer of the Borrower, who shall certify that such monthly statements are true and correct with respect to the information set forth therein.

(d)          Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the consolidated financial statements of the Borrower made by such accountants; and

(e)          Notice of Litigation. Promptly after the commencement thereof, notice of or all actions, suits and proceedings before any courts or Governmental Authority, department, board or bureau, domestic or foreign, affecting the Borrower or the Parent Company, could have a Material Adverse Effect on the financial condition, properties, prospects or operations of the Borrower or Parent Company; and

(f)           Notice of Events of Default; Compliance Certificate. As soon as possible and in any event within three business days after the occurrence of any Event of Default or potential Event of Default a written notice signed by the chief executive officer or chief financial officer setting forth the details of such Event of Default and the action which is proposed to be taken by the Borrower with respect thereto, shall be delivered to the Lender.. In addition, Borrower shall deliver to Lender, not later than 30 days after the end of each fiscal half year, a certificate of the chief executive officer or the chief financial officer of Borrower, stating that except as disclosed in the certificate such officer has no knowledge of an Event of Default hereunder; and

(g)          Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 9.09.

SECTION 9.10. No Dilution of Ownership Interest. Borrower shall at all time during the Term of the Agreement ensure that Parent Company shall at all times continue to own 100% of the issued and outstanding shares of capital stock of the Borrower on a fully diluted basis, and no other Person shall have any voting or control rights (whether pursuant to ownership of equity, by contract or otherwise) with respect to the Borrower so long any amounts remain due and/or outstanding under this Agreement, the Note or any Credit Documents.

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SECTION 9.11. No Change of Management Control of Parent Company. The Management Control of the Parent Company and Borrower shall remain with the same Persons who manage the Parent Company and Borrower, respectively, as of the date of this Agreement, unless the Lender provides prior written consent otherwise.

SECTION 9.12. Stockholder Control. The Ultimate Parent shall maintain an equity interest in the Parent Company of no less than fifty-one percent (51%) so long any amounts remain due and/or outstanding under this Agreement, the Note or any Credit Documents.

SECTION 9.13. Payment of Taxes and Claims. Borrower shall pay or cause to be paid all taxes, assessments and other governmental charges imposed upon its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by Law have or might become due and payable and that by Law have or might become a Lien or charge upon any of its properties or assets, provided that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if the amount, applicability or validity thereof is currently being contested in good faith and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

SECTION 9.14. Net Working Capital. Maintain net working capital at the levels sufficient to carry on the business of the Borrower consistent with past practices and sound business practices and principles.

SECTION 9.15. Employee Pension Benefit Plans. Borrower shall furnish to Lender (i) as promptly as practicable, and in any event within ten days after any executive officer of Borrower knows or has reason to know that a reportable event with respect to any pension or other benefit plan of Borrower subject to the provisions of ERISA has occurred, a statement of the chief financial officer of Borrower setting forth details as to such reportable event and the action that is proposed to be taken with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, (ii) promptly after distribution to plan participants, copies of each summary annual report with respect to each plan and (iii) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation relating to the intention of such corporation to terminate any plan or to appoint a trustee to administer any plan.

SECTION 9.16. Notices of Certain Events. Borrower shall promptly give notice to Lender of:

(a)          Any default or event of default or potential event of default under any contractual obligation of Borrower; or

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(b)          An event, condition or circumstance that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 9.16 shall be accompanied by a statement of the chief executive officer or chief financial officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

SECTION 9.17. Performance of Contracts. Borrower shall perform and comply with, in accordance with its terms, each and every material contract, agreement or instrument now or hereafter binding upon it, except to the extent that it shall contest the provisions thereof in good faith and by proper legal proceedings.

SECTION 9.18. Use of Proceeds. Borrower shall use the Revolving Loan proceeds disbursed pursuant to this Agreement to purchase raw materials and capital equipment to be used in manufacturing process.

SECTION 9.19. Credit Ratings. Upon Lender’s request, Borrower shall get the loan transactions or Borrower rated by a credit rating agency approved by the Lender within one hundred and twenty days of such request, and Borrower shall undertake periodic reviews of such rating as specified by such credit rating agency, and shall immediately inform the Lender of any change or potential change in such credit rating. Borrower shall be responsible for all costs incurred in connection with complying with its obligations under this Section 9.19.

SECTION 9.20. Inventory Audit. Upon reasonable prior notice, Borrower shall permit any authorized representatives of Lender to visit, audit, appraise and inspect the Borrower’s Inventory, account receivables and its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Any such visits, audits, collateral audits, appraisals and inspections shall be at Borrower’s sole cost and expense

SECTION 9.21. Asset Coverage.  The Borrower shall ensure that it meets the following financial covenants as of March 31 and September 30 of each calendar year during the Term of the Agreement: (i) the Bank’s Pro Rata Share of Borrower’s Assets divided by the amounts then outstanding under the Credit Documents shall not at any time be less than 1.40, and (ii) the Borrower’s outstanding long-term debt, plus outstanding amounts of working capital or short term debt of the Borrower, divided by EBITDA shall at no time exceed 3.00; in each case as determined based on the financial statements of the Borrower prepared in accordance with GAAP.

SECTION 9.22. Debt Service Reserve Account. If at any time during the Term of the Agreement, the Borrower financial statements show a negative EBITDA for any six (6) month period, the Borrower shall immediately and without further notice or demand from the Bank establish and fund an account with the Bank (“Debt Service Reserve Account”), and shall maintain in such Debt Service Reserve Account an amount equal to six (6) months of interest payable on the principal amount outstanding under the Facility for the six (6) month period prior to the establishment of the Debt Service Reserve Account. Such Debt Service Reserve Account shall be thereafter maintained for the remainder of the Term of the Agreement. If at any time the Bank utilizes amounts from the Debt Service Reserve Account to pay any of the Borrower’s obligations pursuant to this Agreement or any Credit Document, then the Borrower shall promptly replenish such amounts in the Debt Service Reserve Account to the amount first stated above in this Section 9.22.

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SECTION 9.23. Continuing Representations. The warranties, representations and covenants made by Borrower in this Agreement are continuing. In the event that any obligation, covenant, representation or warranty is no longer true or correct, Borrower will immediately notify the Bank in writing.

ARTICLE X
NEGATIVE COVENANTS

So long as the Note shall remain unpaid or the Borrower shall have any Obligations under this Agreement, the Borrower shall not without the Bank's prior written consent:

SECTION 10.01. Liens. Create, incur, assume or suffer to exist any Lien or any preferential arrangement, except for the Permitted Lien, including retention arrangements or escrow arrangements having the effect of granting security, upon or with respect to any of its assets or properties, now owned or hereafter acquired, except:

(a)          Liens in favor of the Bank;

(b)          Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, contested in good faith by appropriate legal proceeding and for which appropriate reserves are maintained;

SECTION 10.02. Debt. If an Event or Default has occurred, including without limitation, failure to comply with any covenant contained in any Credit Documents, the Borrower shall not create, incur, assume or suffer to exist any Debt, except Debt of the Borrower under this Agreement, the Note and other Credit Documents, except for the amounts due to State Bank of India under the Borrower’s credit facility with State Bank of India as it presently exists in a maximum aggregate amount of up to $6,500,000.

SECTION 10.03. Mergers, Etc. The Borrower shall not (i) enter into any transaction of merger or consolidation or amalgamation, or (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (iii) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any shares of their respective capital stock or all or any substantial part of its business or assets, whether now owned or hereafter acquired, or (iv) acquire by purchase or otherwise all or substantially all the business or assets of, or stock or other equity interests or other evidence of beneficial ownership of, any Person, or (v) make any change in the nature of its business or in the methods by which it conducts business, or (vi) amend its certificate of incorporation, bylaws (or equivalent charter documents) to create or authorize the creation of any class or series of stock other than the class or classes or series of stock now authorized in its certificate of incorporation heretofore delivered to Lender.

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SECTION 10.04. Leases. Create, incur, assume or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except leases existing on the date of this Agreement and any extensions or renewals thereof on terms that are not materially different then the terms as of the date of this Agreement or lessee where the aggregate amount payable under such leases in any calendar year does not exceed $250,000 in the aggregate.

SECTION 10.5. Sale and Leaseback. Sell, transfer or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property, except that the Borrower may sell up to 25% of the Borrower’s fixed assets, existing as of the date of execution and delivery of the Agreement, during the term of the Agreement.

SECTION 10.06. Dividends. (i) Declare or pay any dividends; or (ii) make any distribution of assets to its stockholders or members as such whether in cash, assets or obligations of the Borrower; or (iii) allocate or otherwise set apart any sum for the payment of any dividend or distribution on; or (iv) make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock, except that Borrower may perform the actions in (i) through (iv) of this Section 10.06 so long as Borrower is, and has been, fully in compliance with the Credit Documents and no Event of Default has occurred or is continuing.

SECTION 10.07. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables and leasehold interest), except for inventory disposed of in the ordinary course of business consistent with past practices and sale of up to 25% of the Borrower’s fixed assets existing as of the date of execution and delivery of the Agreement, during the Term of the Agreement. Further, Borrower shall not, and shall not permit any subsidiary (if any) to, sell, assign or exchange any of its accounts or notes receivable, with or without recourse.

SECTION 10.08. Intentionally Omitted.

SECTION 10.09. Investments. Other than as set forth in Schedule 10.09 or in the ordinary course of its business consistent with past practices, make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to or otherwise invest in or acquire any interest in any Person.

SECTION 10.10. Guaranties, Etc. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services to supply or advance any funds, assets, goods or services to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any person against loss) for obligations of any Person.

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SECTION 10.11. Transactions with Affiliates. Enter into any transaction with any Affiliate (including the Parent Company or Ultimate Parent) of the Borrower, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate of the Borrower.

SECTION 10.12. Name and Business. Change the name of the Borrower, principal offices of the Borrower or conduct any business that is materially different from the business of the Borrower as carried on as of the date of this Agreement.

SECTION 10.13. Location. Change the location of the books and records or the inventory and assets and properties of the Borrower.

SECTION 10.14. Employee Pension Benefit Plans. With respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) established or maintained by Borrower or any of its subsidiaries (if any), Borrower or such subsidiary: (i) shall maintain such plan as a qualified plan under Section 401 of the Internal Revenue Code of 1986 and, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) shall not permit any condition, financial or otherwise, to exist or any event to occur that would subject such plan to termination pursuant to Section 4042 of ERISA; (iii) shall not incur any liability to the Pension Benefit Guaranty Corporation other than for annual premiums not yet due and payable; and (iv) shall not permit the aggregate amount of vested unfunded liabilities of Borrower and its subsidiaries under all such plans (excluding unfunded liabilities for benefits that vest or might become vested only as a result of the termination of any or all of such plans) to exceed $10,000.

SECTION 10.15. Repayment of loan from Parent Company. Repay any present or future loan from the Parent Company or Ultimate Parent or any other Affiliate so long as any monies and/or facilities provided by Bank to the Borrower remain outstanding.

SECTION 10.16. Double Financing. Obtain double financing on its Inventory, receivables or any assets and properties, other than the currently existing loan and credit facility from State Bank of India in an amount not to exceed $6,500,000.

SECTION 10.17. Change of Business. Make or allow to be made a substantial change to the nature of Borrower’s business (and Borrower shall ensure that the Parent Company shall procure that no substantial change is made to the general nature of the business of the Parent Company and its subsidiaries taken as a whole) from that carried on at the date of this Agreement.

ARTICLE XI
EVENT OF DEFAULT

SECTION 11.01. Event of Default. If any of the following events (“each an “Event of Default”) shall occur:

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(a)          The Borrower shall fail to pay the principal, interest, fees or commissions relating to the Advance when due and payable under this Agreement, the Note or any Credit Documents, provided that any applicable default rate of interest under this Agreement shall accrue from the date such principal, interest, fee or commission was due; or

(b)          Any representation or warranty made or deemed made by the Borrower in this Agreement or any Credit Document or statement furnished at any time under or in connection with this Agreement or any other Credit Document are incorrect or misleading in any respect as of the date made or deemed made or any information, documents or representations made during the loan application process are not true or are misleading in any respect; or

(c)          The Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or any Credit Documents to which it is a party within the time provided, provided that if the Borrower fails to perform the covenants, terms and agreements contained in Section 9.09(a) or Section 9.09(b), the Borrower shall have seven (7) business days to cure such failure; or

(d)          The Borrower shall (1) fail to pay any amount equal to or in excess of $1,000,000 to any Person (other than the Bank), unless the failure to pay such amounts are being disputed in good faith through appropriate court proceedings, pursuant to the terms of any agreement, document or promissory notes when due or any interest, charges or premium thereon, when due by scheduled maturity, required prepayment, acceleration, demand or otherwise, if such failure remains uncured for more than the applicable period of notice and cure, (2) fail to perform or observe any term, covenant or condition required to be performed or observed by it under any agreement or instrument relating to any such indebtedness if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time or both, of the maturity of such indebtedness,; or any such indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or (3) have any of its material contracts or securities holdings voided or adversely limited; or

(e)          The Borrower (1) shall generally not, or shall be unable to, or shall admit in writing their inability to pay their debts as such debts become due; or (2) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for them or a substantial part of their assets; or (3) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or (4) shall have any such petition or application filed or any such proceeding commenced against them in which an order for relief is entered or adjudication or appointment is made and remains undismissed for a period of thirty days; or (5) by any act or omission shall indicate their consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or in the appointment of a custodian, receiver, or trustee for all or any substantial part of their properties; or (6) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty days; or (7) become insolvent; or (8) make a transfer in fraud of creditors or (9) any of the events in Section 11.01(e) clauses (1) though (8) shall occur with respect to the Parent Company or the Ultimate Parent;

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(f)          One or more judgments, decrees or orders for the payment of money shall be rendered against the Borrower and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty consecutive days without being vacated, discharged, satisfied, stayed or bonded pending appeal; or

(g)           Any breach, failure or violation under the Parent Company Undertaking or Ultimate Parent Undertaking or the Subordination Agreement; or

(h)          Any Person (other than the Parent Company) acquires any shares of capital stock, any securities or any security convertible into, exercisable or exchangeable for or into shares of capital stock or equity interest of the Borrower; or

(i)          There is a Material Adverse Effect; or

(j)          The Borrower or Parent Company ceases to carry on its business consistent with past practices or there is a material change in its line of business after the date of this Agreement; or

(k)          There shall be any material tax assessment by the United States or foreign Government tax authorities or any state or political subdivision thereof against the Borrower, Parent Company or the Ultimate Parent, unless being contested in good faith by appropriate legal action or proceeding; or

(l)          The results of any field review report or inspection made by the Bank or its representatives shall not be satisfactory to the Bank in its reasonable discretion; or

(m)          The validity or enforceability of any Credit Documents shall be contested by Borrower, Parent Company, the Ultimate Parent or any other Person; or

(n)          If any claim of priority to the Collateral or Credit Documents by title, Lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by the Borrower, Parent Company or the Ultimate Parent; or

(o)          The consummation by the Borrower of any transaction which would cause (A) the Facility or any exercise of the Bank’s rights under the Credit Documents to constitute a nonexempt or prohibited transaction under ERISA or (B) a violation of a state statute regulating governmental plans; or

(p)          It is or becomes unlawful for the Borrower or Parent to perform any of their respective obligations under the Credit Documents; or

(q)          If there is any defect in or the Borrower does not have the right, title and ownership interest in the Collateral necessary to create and grant a security interest and lien in and to the Collateral as per the terms of the Security Agreement; or

(r)          Any Governmental Authority or other authority (whether de jure or de facto) (1) nationalizes, compulsorily acquires, expropriates or seizes all or a substantial part of the business or assets of any the Borrower or Parent Company, or (2) revokes any operating license or other authorizations for the Borrower to do business;

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(s)          THEN, and in every such event, the Bank may (1) declare the Note, all interest thereon and any charges and fees, and all other amounts payable under this Agreement and other Credit Documents to be forthwith due and payable, whereupon the Note, all such interest, and all amounts under this Agreement, the Note and Credit Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and (2) with or without taking possession thereof, sell or cause to be sold, at such price or prices as the Bank shall so determine in a commercially reasonable manner, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral , at any public or private sale, without demand of performance or notice of intention to, sell or of time or place of sale. Each purchaser at any such sale (including, if applicable, the Bank) shall acquire and hold the properties and assets of the Borrower sold absolutely free from any claim or right of whatever kind including any equity or redemption, and the Borrower hereby waives (to the extent permitted by Law) all rights of redemption, stay and/or appraisal which they now have or may have at any time in the future under any rule of law now existing or hereafter enacted. Any public or private sale of the assets and properties or any part thereof shall be held at such time or times within ordinary business hours and at such place or places as the Bank may fix in the notice of such sale. At such sale, the assets and properties of the Borrower, or any portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Bank may (in its sole discretion) determine and, if permitted by law, the Bank may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for and purchase the assets and properties of the Borrower or any portion thereof for the account of the Bank. The Bank shall not be obligated to make any sale of the whole or any part of the assets and properties of the Borrower if it shall determine not to do so. The Bank may, by announcement at the time and place fixed for sale, without prior notice or publication, adjourn any public or private sale of assets and properties of the Borrower or cause the same to be adjourned from time to time, and such sale may, without further notice, be made at the time and place to which the same was adjourned. In the case of all or any part of the assets and properties of the Borrower is made on credit or for future delivery, the assets and properties of the Borrower so sold may be retained by the Bank until the sale price is paid by the purchaser or purchasers thereof, but the Bank shall incur no liability in case any such purchaser or purchasers shall fail to take up and pay for the assets and properties so sold and, in case of any such failure, such assets and properties may be sold again upon like notice.

ARTICLE XII
MISCELLANEOUS

SECTION 12.01. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or any Credit Documents to which the Borrower is a party, nor consent to any departure by the Borrower from any Credit Documents to which they are a party, shall in any event be effective unless the same shall be writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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SECTION 12.02. Notices, Etc. All notices and other communications, provided for under this Agreement and under the other Credit Documents to which the Borrower is a party shall be in writing and mailed or telecopied or delivered, if to the Borrower, at its address noted herein above, and if to the Bank, at its address at 500 Fifth Avenue, 28th Floor, New York, New York 10110 in the United States America; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and communications shall when mailed, hand delivered, sent by overnight courier or telegraphed, be effective when deposited in the mails or delivered to the telegraph company or received when delivered by hand or through courier, respectively, addressed as aforesaid, except that notices to the Bank pursuant to the provisions of this Agreements shall not be effective until received by the Bank.

SECTION 12.03. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power or remedy under any Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by Law.

SECTION 12.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights, interests or obligations (including, by way of merger, operation of Law, sale of stock or otherwise) under this Agreement, any of the Credit Documents or any other documents executed after the date of this Agreement and in connection with the administration of the Facility, without the prior written consent of the Bank.

SECTION 12.05. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, filing, recording, perfection and administration of any of the Credit Documents, and any other documents executed after the date of this Agreement and in connection with the administration of the Facility. The foregoing shall include, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under any of the Credit Documents and all costs and expenses, if any, in connection with the enforcement of, or preservation of rights under, any of the Credit Documents. If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Credit Documents and the other documents to be delivered under any such Credit Documents, and agrees to and indemnify and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

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SECTION 12.06. Severability. In case any provision of this Agreement, the Note or any other Credit Documents shall be invalid illegal or unenforceable in any jurisdiction then, as to such jurisdiction only, such provision shall to the extent of such invalidity, illegality or enforceability be deemed severed from the remainder of the relevant agreement or document and the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

SECTION 12.07. Applicable Law. This Agreement, the Note, the other Credit Documents, and all other documents provided for herein or therein and the rights and obligations of the parties thereto (unless a Credit Document or such other document expressly provides that the laws of another jurisdiction shall govern such document) shall be governed by and construed and enforced in accordance with the internal laws, excluding any laws regarding the conflict of laws, of the State of New York.

SECTION 12.08. Waiver of Jury Trial. THE UNDERSIGNED HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION PREMISED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE BANK/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. To the extent permitted by Law, the Bank and the undersigned hereby also irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, that may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in their related future dealings. The undersigned hereby irrevocably consent and submit to the jurisdiction and venue of any court of competent jurisdiction sitting in the City, County and State of New York for adjudication of any dispute concerning this Agreement, the Note, the other Credit Documents and all other documents provided for herein or therein. The undersigned further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCE. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

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SECTION 12.09. Counterparts. This Agreement and the other Credit Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument, respectively.

SECTION 12.10. Section Headings. The various headings used in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

SECTION 12.11. Further Assurances. At any time and from time to time upon the request of the Bank, and at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver any and all such further agreements, documents and instruments and do such other acts and things as the Bank may request in order to effect fully the purposes of this Agreement, the Note and the other Credit Documents and to provide for the payment and performance of the Obligations of the Borrower in accordance with the terms of this Agreement, the Note and other Credit Documents.

SECTION 12.12. Participation. The Bank shall have the right to sell participation or assign its rights, interests and obligations, in whole or in part, in this Agreement, the Note, or any of the Credit Documents without the consent of the Borrower or without further notice to the Borrower. Borrower shall at its cost and expense cooperate with the Bank and execute any agreements or documents in the event such agreements or documents are necessary in the opinion of the Bank or any participating bank or assignees. The Bank may also anytime after the date of this Agreement appoint one or more security agents to hold the assets and properties of the Borrower and any other security created by or pursuant to the Credit Documents for and on behalf of the Bank and any new lenders to whom the Bank has sold participation or assigned its rights, interests and obligations under any Credit Document and the Borrower shall execute and cause each other party to the Credit Documents to execute such agreements, documents and instruments as requested by the Bank or new lenders. The Borrower shall pay the cost and fees of the security agent and any costs and fees related to the preparation and negotiation of the documents and agreements related to matters herein.

SECTION 12.13. Confidentiality. The Borrower agrees that the terms and provisions of this Agreement and the other Credit Documents are confidential and may not be disclosed by the Borrower to any other Person (except as required by applicable Law, including any reporting requirements of the United States Securities and Exchange Commission) other than the Borrower’s accountants, attorneys, advisors and creditors, and only in connection with the transactions contemplated by this Agreement or relating to applications for credit by the Borrower, and on a confidential basis unless specifically approved by the Bank in writing prior to any such disclosure. These confidentiality requirements shall also extend to the Parent Company and Ultimate Parent. The Borrower shall take all steps required by the Bank to impose such confidentiality requirements on such related parties.

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SECTION 12.14. Indemnity. The Borrower agrees to indemnify the Bank, its Affiliates and their respective directors, officers, employees, agents and controlling persons and their successors, heirs and assigns (individually or collectively, the “Indemnitee”) against, and to hold the Indemnitee harmless from, any and all losses, claims, damages, liabilities, tax obligations, costs and expenses (including attorneys’ fees and expenses) incurred by or asserted against the Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not the Bank or any such Indemnitee is designated as a party thereto) relating to or arising out of or in any way connected with, or as a result of, this Agreement, the other Credit Documents or the transactions contemplated hereby or the use of the proceeds by the Borrower; provided, however, that this indemnity shall not, as to any Indemnitee, apply to any such losses, claims, damages, liabilities costs or expenses to the extent directly caused by the gross negligence or the willful misconduct of any Indemnitee. The provisions of this paragraph shall survive the repayment of the Loans and the Note and the termination of this Agreement.

SECTION 12.15 Exclusion of Liability. The Bank will not be liable for any action taken by it, or for omitting to take action under or in connection with any Credit Document, unless directly caused by its gross negligence or willful misconduct. Notwithstanding any other term or provision of this Agreement to the contrary, the Bank shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever including but not limited to loss of profits, whether or not foreseeable, even if the Bank is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Section 12.15 shall survive the termination or expiry of this Agreement.

SECTION 12.17. Prior Facilities and Agreements. This Agreement and other Credit Documents supersede all prior written and oral agreements of the Borrower and the Bank with respect to the subject matter thereof, each of which is replaced in its entirety.

Remainder of the Page Intentionally Left Blank

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IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their respective officer thereunto duly authorized, as of the date first above written.

JUBILANT CADISTA PHARMACEUTICALS INC.

By:	/s/ Kamal Mandan

Name: KAMAL MANDAN

Title: CHIEF FINANCIAL OFFICER

ICICI BANK LIMITED, NEW YORK BRANCH

By:	/s/ Ashish Bafna

Name: ASHISH BAFNA

Title: ASST. GENERAL MANAGER

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STATE OF MARYLAND	)

) ss.:

COUNTY OF WICOMICO

On the 2nd day of February in the year 2012 before me, the undersigned a notary public in and for said state, personally appeared KAMAL MANDAN, who identified himself to be the CFO of Jubilant Cadista Pharmaceuticals Inc. and who is personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s), in the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/

Notary Public

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Schedule 8.25

Guarantees

Loan to HSL Holdings Inc., an affiliate company.	$10,000,000

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

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Schedule 10.09

Investments

Loan to HSL Holdings Inc., an affiliate company.	$10,000,000

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

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Exhibit A

Form of Borrowing Request

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

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Borrowing Request

Reference is made to the Credit Facility Agreement dated as of February 2, 2012 ("Credit Facility Agreement"), by and between Jubilant Cadista Pharmaceuticals Inc., a Delaware corporation (“Borrower”), and ICICI Bank Limited, New York Branch (“Lender”). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Facility Agreement.

The undersigned hereby certifies as of the date hereof that [he/she] is the __________________ __________ of Borrower, and that, in such capacity, [he/she] is authorized to execute and deliver this Borrowing Request to Lender on behalf of Borrower.

1. Borrowing Request. Borrower is requesting a [____fill in the type of Facility being requested___] in the principal amount of $_____________ on ____________, 2011 which is a Business Day.

2. Wiring or Account Details. Borrower Requests that the amount requested herein be sent for the benefit of Borrower using the following wiring instructions:

Bank Name:

ABA No.:

Account No.:

Beneficiary Name:

Reference:

IN WITNESS WHEREOF, the undersigned has set [his/her] name to this Borrowing Request as of the ___ day of _______________, 2012.

Jubilant Cadista Pharmaceuticals Inc.

By: __________________________
Name:
Title:

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Exhibit B

Form of Officer’s Lending Certificate

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Officer's Lending Certificate

Reference is made to the Credit Facility Agreement dated as of February 2, 2012 ("Credit Facility Agreement"), by and between Jubilant Cadista Pharmaceuticals Inc., a Delaware corporation (“Borrower”), and ICICI Bank Limited, New York Branch, (“Lender”). Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Facility Agreement.

The undersigned hereby certifies as of the date hereof that [he/she] is the ___________ of Borrower, and that, in such capacity, [he/she] is authorized to execute and deliver this Officer's Lending Certificate to Lender on behalf of Borrower.

1.          Loan. Borrower is requesting a [____fill in the type of Facility being requested___] in the amount of $____________ on ____________, 2012.

2.          Representations and Warranties. The representations and warranties of the Borrower contained in the Credit Facility Agreement and Credit Documents to which the Borrower is a party are and will be true and correct on and as of the date hereof, and Borrower is in compliance with all of the provisions, obligations and covenants contained in the Credit Facility Agreement and Credit Documents to which it is a party, and no breach has occurred under the Parent Company Undertaking or Ultimate Parent Undertaking.

3.          No Default. No Event of Default or potential Event of Default exists or would exist after giving effect to the Facility made on the date set forth above or from the application of the proceeds thereof.

4.          No Material Adverse Effect. No Material Adverse Effect has occurred since the date of execution and delivery of the Credit Facility Agreement.

IN WITNESS WHEREOF, the undersigned has set [his/her] name to this Officer's
Lending Certificate as of the ___ day of _____________, 2012.

Jubilant Cadista Pharmaceuticals Inc.

By: ___________________________
Name:
Title:

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